EARNINGS PER SHARE

     Diluted earnings per share have been calculated using the treasury stock method to account for the 696,575 employee stock options outstanding at December 31, 2002. The discount rates have been estimated at the respective dates of grants as the interest rate the company would pay to borrow the corresponding amount over the corresponding period. See also Note 23 "Generally Accepted Accounting Principles in the United States (U.S. GAAP) - Diluted Earnings Per Share" of Notes to Financial Statements.

Swedish GAAP

     To calculate diluted earnings per share according to Swedish GAAP, assumed proceeds from exercise of stock options are discounted to present value. The following table presents the calculation of the total diluted No. of shares.

Source of shares                          No. of shares

Ordinary shares outstanding                   9,750,000
Option plan 2000/2010                            96,152
Option plan 2001/2006                                 -
Option plan 2001/2011                             1,748
Option plan 2002/2007                             3,109
Total diluted No. of shares, before rounding  9,851,009
Total diluted No. of shares, thousands            9,851

     Net income during 2002 was SEK 80,760 thousand according to Swedish GAAP. Thus, diluted earnings per share were SEK 8.20 according to Swedish GAAP.

U.S. GAAP

     Diluted earnings per share according to U.S. GAAP have been calculated according to SFAS No. 128 "Earnings per Share." Under U.S. GAAP, the assumed proceeds from exercise of options are not discounted to present value. The following table presents the calculation of the total diluted No. of shares.

Source of shares                          No. of shares

Ordinary shares outstanding                   9,750,000
Option plan 2000/2010                                 -
Option plan 2001/2006                                 -
Option plan 2001/2011                                 -
Option plan 2002/2007                                 -
Total diluted No. of shares, before rounding  9,750,000
Total diluted No. of shares, thousands            9,750

     Net income during 2002 according to U.S. GAAP was SEK 74,644 thousand. Thus, diluted earnings per share were SEK 7.66 according to U.S. GAAP.